EXHIBIT 2.2(A)

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                               MERGER AGREEMENT

                           DATED AS OF JULY 9, 1998

                                 BY AND AMONG

                     INNOVATIVE VALVE TECHNOLOGIES, INC.,

                          COLLIER ACQUISITION, INC.,

                                      AND

                         COLLIER EQUIPMENT CORPORATION


                                      AND

                         THE STOCKHOLDERS NAMED HEREIN

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                               MERGER AGREEMENT

            THIS MERGER AGREEMENT (the "Agreement") is entered into as of the 9th day of July, 1998, by and among INNOVATIVE VALVE TECHNOLOGIES, INC., a Delaware corporation ("Invatec"), COLLIER ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Invatec ("Invatec Sub"), ROBERT T. COLLIER, JR., an individual whose address is 15806 Punta Espada, Corpus Christi, Texas 78418 ("Mr. Collier"), FRANK H. GORE, an individual whose address is 15357 Mutiny Court, Corpus Christi, Texas 78418 ("Mr. Gore"), (Mr. Collier and Mr. Gore being sometimes hereinafter referred to collectively as the "Stockholders" and individually as a "Stockholder"), and COLLIER EQUIPMENT CORPORATION, a Texas corporation whose address is 1150 Southern Minerals Road, Corpus Christi, Texas 78409 (the "Company"). Invatec, Invatec Sub, the Stockholders and the Company are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party."

                            PRELIMINARY STATEMENT


            WHEREAS, (a) Mr. Collier is the legal and beneficial owner and holder of two thousand five hundred fifty (2,550) shares of the Common Stock of the Company, and (b) Mr. Gore is the legal and beneficial owner and holder of two thousand four hundred fifty (2,450) shares of the Common Stock of the Company, which constitutes all of the issued and outstanding Company Capital Stock; and

            WHEREAS, the Parties have determined that it is in their best interests to effect a merger pursuant to which the Company will merge with and into Invatec Sub on the terms and conditions set forth herein (such merger being the "Acquisition"); and

         WHEREAS, the Parties intend for the Acquisition to qualify as a tax-free reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended; and

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations, warranties and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                  PARAGRAPH 5. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this PARAGRAPH
1. Capitalized terms used in this Agreement and not defined below in this PARAGRAPH 1 have the meanings assigned to them in the preamble of this Agreement, the Preliminary Statement or ARTICLE IX of the Uniform Provisions, as the case may be.

                  "ACCOUNTING FIRM" means KPMG Peat Marwick LLP, in Houston, Texas.

                  "ACQUIRED BUSINESS" means the business conducted by the
            Company. For purposes of ARTICLE VIII of the Uniform Provisions, the term "Acquired Business" shall include any business conducted by the Company during the twelve (12) months preceding the Closing Date.

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                  "ACQUISITION CONSIDERATION" has the meaning specified in
            SUBPARAGRAPH 2(A)(IV).

                  "AGREED CLOSING VALUE OF INVATEC STOCK" means Ten Dollars
            ($10.00) per share.

                  "CEILING AMOUNT" means Seven Million Two Hundred Thousand and
            No/100 Dollars ($7,200,000).

                  "CLOSING" has the meaning specified in PARAGRAPH 3.

                  "CLOSING DATE" means the date of this Agreement.

                  "COMPANY" has the meaning specified in the preamble of this
            Agreement.

                  "COMPANY CAPITAL STOCK" means the Common Stock, no par value, of the Company.

                  "COUNSEL FOR THE COMPANY AND THE STOCKHOLDER" means Law Office of David L. Smith, a professional corporation, of Corpus Christi, Texas.

                  "COUNSEL FOR INVATEC" means Boyer, Ewing & Harris Incorporated of Houston, Texas.

                  "CURRENT BALANCE SHEET" means the balance sheet of the Company as of the Current Balance Sheet Date.

                  "CURRENT BALANCE SHEET DATE" means May 31, 1998.

                  "CURRENT MARKET PRICE" means the average closing price per share of Invatec Common Stock (as reported by the principal securities exchange or trading market, as the case may be, on which the Invatec Common Stock is then traded) during the five consecutive trading days immediately preceding the date as of which the "Current Market Price" is to be determined. The Current Market Price as of the Closing Date is $7.313.

                  "DISCLOSURE STATEMENT" means the written statement executed by the Company and the Stockholders and delivered to Invatec prior to the execution and delivery of this Agreement by Invatec in which either (a) exceptions are taken to any of certain of the representations and warranties made by the Company or the Stockholders herein or (b) it is confirmed that no exception is taken to that representation and warranty. The content of the Disclosure Statement is incorporated into the Uniform Provisions in accordance with the references in the Uniform Provisions, which are incorporated herein as hereinafter set forth.

                  "EFFECTIVE TIME" means the Effective Time of the Merger, as such term is defined in SUBPARAGRAPH 2(A)(II).

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                  "EMPLOYMENT AGREEMENT" means the Employment Agreement to be entered into as of the Effective Time between Invatec and Mr. Gore.

                  "ENVIRONMENTAL CLAIMS" shall mean all Damage Claims and all
            Third Party Claims which relate expressly or by necessary implication to the environment or Environmental Laws.

                  "GENERAL CLAIMS" shall mean all Damage Claims and all Third
            Party Claims which are not Environmental Claims.

                  "INDEBTEDNESS" means all items, except for items of capital stock, surplus, general contingency, or deferred tax liabilities, which in accordance with GAAP would be included on the liability side of the balance sheet of the Company at such time other than accounts payable incurred in the Ordinary Course of Business and other expenses and trade payables incurred in the Ordinary Course of Business. The Company did not have any Indebtedness at the Current Balance Sheet Date, other than the Indebtedness to Stockholders described in SCHEDULE II.

                  "INITIAL FINANCIAL STATEMENTS" means (a) the balance sheets of the Company as of December 31, 1997, 1996 and 1995, and the related statements of operations and retained earnings for each of the Company's fiscal years in the three-year period ended December 31, 1997, and (b) the Current Balance Sheet and the related statements of operations for the five (5) months ended on the Current Balance Sheet Date, which the Company has delivered to Invatec. The Company's financial statements for the five-month period ended May 31, 1998, and the one-year periods ended December 31, 1997 and December 31, 1996, are attached hereto as EXHIBIT A.

                  "INVATEC SUB" has the meaning set forth in the preamble of this Agreement.

                  "MERGER" means a transaction as a result of which the
            Acquisition is effected and in which the Company is merged with and into Invatec Sub.

                  "ORDINARY COURSE OF BUSINESS" means the ordinary course of the business of the Company, consistent with past customs and practice (including with respect to quantity and frequency).

                  "PRO RATA SHARE" of a Stockholder means: fifty-one percent
            (51.0%) in the case of Mr. Collier, and forty-nine percent (49.0%) in the case of Mr. Gore.

                  "SUBSEQUENT MEASUREMENT DATE" means the one-year anniversary of the Effective Time.

                  "SURVIVING COMPANY" means Invatec Sub, which is to be
            designated in the Certificates of Merger as the Surviving Company.

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                  "THRESHOLD AMOUNT" means (a) Fifty Thousand Dollars ($50,000)
            for Environmental Claims and (b) Seventy-Two Thousand Dollars ($72,000) for General Claims.

                  "UNIFORM PROVISIONS" means the Uniform Provisions attached hereto as ANNEX 1.

                  "WORKING CAPITAL" means the current assets minus the current liabilities of the Company determined in accordance with GAAP (calculated as provided in SCHEDULE I attached hereto). Current liabilities shall expressly EXCLUDE current debt, current maturities of long-term Indebtedness, and the current portion of obligations under capital leases. The Working Capital at the Current Balance Sheet Date is One Million Two Hundred Seventeen Thousand Dollars ($1,217,000), determined as provided in SCHEDULE I attached hereto.

            PARAGRAPH 6. THE ACQUISITION. (A) THE MERGER. (i) CERTIFICATES OF MERGER. Subject to the terms and conditions hereof, Invatec Sub will cause a Certificate of Merger to be duly executed and delivered on the Closing Date and filed on or promptly after the Closing Date with the Secretary of State of Delaware, and the Company will cause a Certificate of Merger to be duly executed and delivered on the Closing Date and filed on or promptly after the Closing Date with the Secretary of State of Texas.

                  (ii) THE EFFECTIVE TIME. The "Effective Time" will be upon (a) the filing of the Certificates of Merger with the Secretaries of State of Delaware and Texas, and (b) issuance by the Secretaries of State of Delaware and Texas of Certificates of Merger with respect thereto, and in any event, on or as promptly as practicable after the Closing Date.

                  (iii) CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time (1) the Company will be merged with and into Invatec Sub in accordance with the provisions of the Delaware General Corporation Law, (2) the Company will cease to exist as a separate legal entity, (3) Invatec Sub will be the Surviving Company and, as such, will, all with the effect provided by the Delaware General Corporation Law (a) possess all the properties and rights, and be subject to all the restrictions, duties and obligations, of the Company and Invatec Sub and (b) be governed by the laws of the State of Delaware, (4) the Charter Documents of Invatec Sub then in effect will become and thereafter remain (until changed in accordance with (a) applicable law (in the case of the Certificate of Incorporation) or (b) their terms (in the case of the Bylaws)) the Charter Documents of the Surviving Company, except that the Certificate of Incorporation shall be amended to change the name of the Surviving Company to "CECORP, Inc.," (5) the initial member of the Board of Directors of the Surviving Company will be William E. Haynes, and he will hold the office of director of the Surviving Company, subject to the provisions of the applicable laws of the State of Delaware and the Charter Documents of the Surviving Company, and (6) the initial officers of the Surviving Company will be as set forth below, and each of those persons will serve in each office specified for that person below, subject to the provisions of the Charter Documents of the Surviving Company, until that person's successor is duly elected to, and, if necessary, qualified for, that office:

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                    OFFICE:                               NAME:

Chairman of the Board & Chief Executive Officer.      William E. Haynes
President.......................................      Frank H. Gore
Chief Financial Officer, Senior Vice President,
Treasurer and Secretary.........................      Charles F. Schugart
Vice President & Assistant Secretary............      Douglas R. Harrington, Jr.
Vice President & Assistant Secretary............      Frank L. Lombard
Vice President & Assistant Secretary............      John L. King

            (iv) EFFECT OF THE MERGER ON COMPANY CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

            (1) the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, subject to the provisions of PARAGRAPH 5 and PARAGRAPH 6, without interest, on surrender of the certificates evidencing those shares, the following (the "Acquisition Consideration"):

                  (i) in cash or other immediately available funds, the
            aggregate amount of Three Million Eleven Thousand Five Hundred Seventy-Four and 77/100 Dollars ($3,011,574.77), determined in the manner set forth in SCHEDULE II attached hereto; and

                  (ii) Three Hundred Sixty Thousand (360,000) shares of Invatec
            Common Stock, determined in the manner set forth in SCHEDULE II attached hereto;

      whereupon all such shares of Company Capital Stock shall cease to be outstanding and to exist, and shall be canceled and retired;

            (2) each share of Company Capital Stock held in the treasury of the Company shall cease to be outstanding and to exist and shall be canceled and retired; and

            (3) each share of capital stock of Invatec Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Company and the common stock of the Surviving Company issued on that conversion will constitute all the issued and capital stock of the Surviving Company.

Each holder of a certificate representing shares of Company Capital Stock immediately prior to the Effective Time (which Stockholders hereby covenant and agree shall only be Stockholders) will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of PARAGRAPH 5 and PARAGRAPH 6, such holder's pro rata share of the Acquisition Consideration.

      Invatec will cause its transfer agent to deliver to each Stockholder the certificate evidencing such Stockholder's shares of Invatec Common Stock as promptly as practicable after Closing;

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however, such Stockholder shall be treated for all purposes as having been the record holder of such shares as of the Effective Time.

      SCHEDULE II attached hereto sets forth the manner in which the amount of the Acquisition Consideration has been determined.

            (v) DELIVERY, EXCHANGE AND PAYMENT. On the Closing Date, the Stockholders, as the holders of the certificates representing all of the outstanding shares of Company Capital Stock, will receive, on surrender of those certificates (duly endorsed in blank, or accompanied by stock powers in blank duly executed by Stockholders, and with all necessary transfer tax and other revenue stamps, acquired at Stockholders' expense, affixed and canceled) to Invatec, free and clear of any restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements, subject to the provisions of PARAGRAPH 5 and PARAGRAPH 6, the Acquisition Consideration. Until any certificate representing Company Capital Stock has been surrendered and replaced pursuant to this SUBPARAGRAPH 2(A)(V), that certificate will, for all purposes, be deemed to evidence only the right to receive the pro rata share of the Acquisition Consideration evidenced thereby. Each Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Capital Stock surrendered by such Stockholder. Notwithstanding any provisions of this Agreement to the contrary, the Threshold Amount shall not apply to any Damage Claims arising from the failure to pay the Acquisition Consideration, or the failure to make any of the payments due under PARAGRAPH 5 or PARAGRAPH 6.

      (B) INCOME AND OTHER TAXES; TRANSACTION EXPENSES. Stockholders shall pay all income, documentary, transfer, stamp, revenue or other taxes arising out of the transfer, surrender or cancellation of the Company Capital Stock or receipt of payments therefor, or any consideration delivered in connection therewith. Neither Invatec, the Surviving Company nor the Company shall be responsible for any business, occupation, income, withholding or similar tax, or any taxes of any kind, of any Stockholder. Invatec, on the one hand, and the Stockholders, on the other hand, will each pay their respective legal, accounting, tax, broker's or other advisors' expenses incurred in pursuing and consummating the Acquisition.

      (C) COMPANY DEBT LIMITATION; STOCKHOLDER DEBT. Immediately prior to Closing the Stockholders shall cause the Company to pay all of its Indebtedness, other than the Indebtedness in the amount of Five Hundred Eighty-Eight Thousand Four Hundred Twenty-Five and 23/100 Dollars ($588,425.23) owed to the Stockholders, which Invatec shall pay or cause the Company to pay contemporaneously with the Acquisition Consideration. Except for salary accrued in the Ordinary Course of Business and the Indebtedness described in the immediately preceding sentence, on the Closing Date there will not be any Indebtedness owed by the Company to any Stockholder or any affiliate of any Stockholder, and each Stockholder and each affiliate of each Stockholder shall repay to the Company at Closing the Indebtedness owed by such Stockholder or such affiliate, as applicable, to the Company.

      (D) FORWARD SUBSIDIARY MERGER TAX REPRESENTATIONS OF THE COMPANY AND STOCKHOLDERS. The Company and the Stockholders hereby represent and warrant the following to be true and correct as of the Effective Time:

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            (i) The fair market value of the Invatec Common Stock and other consideration received by the Stockholders will be approximately equal to the fair market value of the Company Capital Stock surrendered in the Acquisition.

            (ii) There is no plan or intention of either Stockholder to have Invatec redeem, or have a party related to Invatec acquire, shares of Invatec Common Stock received in the Acquisition which would reduce the Stockholder's ownership of a number of shares of Invatec Common Stock received in the Acquisition to a number of shares having a value, as of the date of the Acquisition, of less than 50% of the sum of (a) the value at the Effective Time of all the Company Capital Stock held immediately prior to the Acquisition by the Stockholders and (b) the value at the Effective Time of any other instruments (such as debt of the Company which is guaranteed by the Stockholder) which are classified for federal income tax purposes as stock of the Company (collectively, "Shares") and which are held immediately prior to the Acquisition by the Stockholder. For purposes of this representation and the representation set forth in PARAGRAPH 2(E)(II) below, shares of Company Capital Stock outstanding immediately prior to the Acquisition include shares redeemed prior to the Acquisition by reason of this Agreement or otherwise as part of the Acquisition, and the value of all shares of Company Capital Stock outstanding immediately prior to the Acquisition shall be determined with regard to any extraordinary distributions (i.e., distributions with respect to shares of Company Capital Stock other than regular, normal dividends) by the Company by reason of this Agreement or otherwise as part of the Acquisition. For purposes of this representation and the representation set forth in PARAGRAPH 2(E) below, a party is related to Invatec if such party and Invatec would be treated as related parties within the meaning of Treasury Regulations Section 1.368-1(e)(3).

            (iii) Invatec Sub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Acquisition. For purposes of this representation, amounts paid by the Company to dissenters, amounts paid by the Company to Stockholders who receive cash or other property, amounts used by the Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends, if any) made by the Company immediately preceding the Acquisition, will be included as assets of the Company held immediately prior to the Acquisition.

            (iv) The liabilities of the Company assumed by Invatec Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the Ordinary Course of Business.

            (v) The Company and the Stockholders will pay their respective expenses, if any, incurred in connection with the Acquisition.

            (vi) There is no intercorporate indebtedness existing between Invatec and the Company or between Invatec Sub and the Company that was issued, acquired or will be settled at a discount.

            (vii) The Company is not an investment company. For purposes of this representation, an investment company means a regulated investment company (as defined in the Code), a real estate investment trust (as defined in the Code), or a corporation, 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment within the meaning of
      Section 368(a)(2)(F)(iii) of the Code.

            (viii)The Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

            (ix) At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

            (x) None of the compensation received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Capital Stock. None of the shares of Invatec Common Stock to be received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreements or agreements not to compete, and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

      (E) FORWARD SUBSIDIARY MERGER TAX REPRESENTATIONS OF INVATEC. Invatec hereby represents and warrants the following to be true and correct as of the Effective Time:

            (i)   Invatec Sub is a wholly-owned subsidiary of Invatec;

            (ii) The fair market value of the Invatec Common Stock and other consideration received by the Stockholders will be approximately equal to the fair market value of the Company Capital Stock surrendered in the Acquisition.

            (iii) There is no plan or intention of Invatec to redeem, or have a party related to Invatec acquire, shares of Invatec Common Stock received in the Acquisition which would reduce the Stockholder's ownership of a number of shares of Invatec Common Stock received in the Acquisition to a number of shares having a value, as of the date of the Acquisition, of less than 50% of the sum of (a) the value at the Effective Time of all the Company Capital Stock held immediately prior to the Acquisition by the Stockholders and (b) the value at the Effective Time of any Shares, as defined in PARAGRAPH 2(D), which are held immediately prior to the Acquisition by the Stockholder.

            (iv) There is no intercorporate indebtedness existing between Invatec and the Company or between Invatec Sub and the Company that was issued, acquired or will be settled at a discount.

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            (v) None of the compensation received by any stockholder-employees of the Company will be separate consideration for, or allocable to, any of their shares of Company Capital Stock. None of the shares of Invatec Common Stock to be received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreements or agreements not to compete, and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

      (F) TAX-FREE REORGANIZATION. The Parties hereby acknowledge and agree that they are entering into this Agreement with the intention that the Acquisition qualify as a tax-free reorganization for federal income tax purposes, although the cash received by the Stockholders will be taxable. Each Party hereby represents and warrants that it will not take any action which would disqualify the Acquisition from such treatment; provided however, that in the event that the Acquisition fails to qualify as a tax-free reorganization for any reason, other than the breach of an express representation or warranty by a Party, then the Stockholders shall pay and be solely responsible for any income taxes assessed against Stockholders which result from such failure, and Invatec shall pay and be solely responsible for all income taxes assessed against the Company or the Surviving Company which result from such failure.

            PARAGRAPH 7. THE CLOSING. (A) TIME AND PLACE. On or before the Closing Date, the Parties will take all actions necessary to effect the Acquisition (all those actions collectively being the "Closing"). The Closing will take place at the offices of Counsel for Invatec, located at Nine Greenway Plaza, Suite 3100, Houston, Texas 77046, at 10:00 a.m., local time, or at such later time on the Closing Date as Invatec shall specify by written notice to Stockholders.

      (B) STOCKHOLDER' DELIVERIES. At or before the Closing, Stockholders shall deliver or cause to be delivered to Invatec the following, all of which shall be duly executed by all of the parties thereto, other than Invatec Sub, Invatec and Invatec's third party lender, each of which shall be in form and content acceptable to the Parties:

            (i) All of the stock certificates evidencing the Company Capital Stock, with all necessary transfer tax and other revenue stamps acquired and attached at the expense of the holder of such certificate, together with irrevocable stock powers in form and content acceptable to Invatec, duly authorized and executed by the record holder of each such stock certificate;

            (ii) An Affiliate Letter duly executed by each Stockholder with respect to such Stockholder's acquisition of Invatec Common Stock as part of the Acquisition Consideration;

            (iii) The Certificate of Merger to be filed in Texas;

            (iv) The Certificate of Merger to be filed in Delaware;

            (v)   The Employment Agreement;

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            (vi) Resignations of all directors and officers of the Company, effective as of the Effective Time;

            (vii) Such subordination or other agreements in such form as Invatec's lender may require with respect to subordination of any landlord liens or similar liens for each of the Company's leased locations;

            (viii)All original promissory notes or other debt instruments executed by the Company to any Stockholder or any affiliate of any Stockholder, marked "Paid in Full;"

            (ix) Payment of any outstanding amounts owed by any Stockholder or any affiliate of any Stockholder to the Company, as expressly set forth in PARAGRAPH 2(C) hereof;

            (x) An opinion of counsel issued by Counsel for the Company and the Stockholders;

            (xi) No Withholding Certificate duly executed by the Stockholders;

            (xii) Certificate of the Secretary or Assistant Secretary of the Company, certifying as to copies of the Articles of Incorporation and Bylaws of the Company, and the resolutions of the Board of Directors of the Company and the Stockholders, in form and content reasonably acceptable to Invatec, authorizing the transactions contemplated herein;

            (xiii)A Waiver and Termination Agreement terminating any existing shareholder, voting or similar agreement between or among the Stockholders and the Company, or any of them, relating to the Company Capital Stock, and waiving the rights of the parties thereunder, in form and content reasonably acceptable to Invatec;

            (xiv) All governmental, lender or other third party approvals to be delivered by Stockholders as a condition to closing pursuant to ARTICLE V of the Uniform Provisions (including without limitation Dresser Industries, Inc.), in form and content reasonably acceptable to Invatec; and

            (xv) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Invatec's representations and warranties set forth herein.

      (C) INVATEC'S OBLIGATIONS. At the Closing, Invatec will deliver or cause to be delivered to the Stockholders the following, all of which shall be duly executed by Invatec and Invatec Sub, each of which shall be in form and content acceptable to the Parties:

            (i)   The cash portion of the Acquisition Consideration;

            (ii) Payment by the Company to the Stockholders of the Indebtedness in the amount of Five Hundred Eighty-Eight Thousand Four Hundred Twenty-Five and 23/100 Dollars ($588,425.23), as contemplated in SCHEDULE II;

            (iii) The shares of Invatec Common Stock to be delivered hereunder as a portion of the Acquisition Consideration;

            (iv) The Certificate of Merger to be filed in Texas;

            (v) The Certificate of Merger to be filed in Delaware;

            (vi) The Employment Agreement;

            (vii) An opinion of counsel issued by Counsel for Invatec;

            (viii)Certificate of the Secretary or Assistant Secretary of Invatec certifying as to copies of the Certificate of Incorporation and Bylaws of Invatec attached thereto, and the resolutions of the members of the Executive Committee of the Board of Directors of Invatec, in form and content reasonably acceptable to Counsel for the Company and the Stockholders, authorizing the transactions contemplated herein;

            (ix) Certificate of the Secretary or Assistant Secretary of Invatec Sub certifying as to copies of the Certificate of Incorporation and Bylaws of Invatec Sub attached thereto, and the resolutions of the sole director and sole shareholder of Invatec Sub, in form and content reasonably acceptable to Counsel for the Company and the Stockholders, authorizing the transactions contemplated herein; and

            (x) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including such certificates as are necessary from third parties to establish the truth and accuracy of Invatec's representations and warranties set forth herein.

      (D) FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. Each Stockholder, at any time at or after the Closing, will execute, acknowledge and deliver any further stock powers, deeds, bills of sale, assignments and other assurances, documents and instruments of transfer reasonably requested by Invatec, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Invatec, for the purpose of effecting the Acquisition.

            PARAGRAPH 8. INCORPORATION OF UNIFORM PROVISIONS. The Uniform Provisions hereby are incorporated in this Agreement by this reference and constitute a part of this Agreement with the same force and effect as if set forth at length herein, subject to the following revisions:

            (i) Section 2.17 is hereby deleting the reference to "SECTION 2.17 OF THE DISCLOSURE STATEMENT" and substituting therefor a reference to "SECTIONS 2.13 AND 2.17 OF THE DISCLOSURE STATEMENT" and by inserting at the end of Section 2.17 the following:

            Notwithstanding any provision of this Section 2.17 to the contrary, the Stockholders shall not have any liability for any Damage Claims or Third Party Claims which arise from claims against the Company for goods sold or services provided, provided that such goods or services were sold and provided by the Company in a good and workmanlike manner in the Ordinary Course of Business and in compliance with applicable law and with the standards of ASME, the relevant manufacturers (when provided), and all of the Company's applicable professional certificates;

            (ii) Sections 2.28 is hereby amended by adding a new Subsection to the end thereof as follows:

            (h) Notwithstanding any provision of Section 2.27(d) or this Section
            2.28 to the contrary, the Parties hereby acknowledge and agree that the Stockholders shall not be liable for any breaches of the representations set forth in Subsections 2.27(d) and 2.28, to the extent of any Damage Claims or Third Party Claims resulting solely from a failure to comply with the provisions of ERISA, if (i) such failure to comply is caused by an error or omission of an independent third party service provider in connection with the implementation or administration of any Company ERISA Benefit Plan, and (ii) the Stockholders are unaware of the failure to comply as of the Closing Date;

            (iii) Article III is hereby amended by inserting a new Section 3.07 at the end thereof as follows:

                  Section 3.07 SEC FILINGS; DISCLOSURE. Invatec has filed with the Securities and Exchange Commission all material forms, statements, reports and documents required to be filed by it under each of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder, all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder.

            (iv) Articles IV, V and XI are hereby deleted in their entirety;

            (v) Section 6.04(a) is hereby deleted in its entirety, and substituted therefore is the following:

                  Section 6.04 LIMITATIONS ON DAMAGE CLAIMS. (a) In the event
            Invatec should have any Damage Claim hereunder following the Effective Time against any Stockholder which does not involve an Invatec Indemnified Loss (each such Damage Claim not involving an Invatec Indemnified Loss being an "Invatec Unindemnified Loss"), that Stockholder will not be liable to Invatec on account of that Invatec Unindemnified Loss unless the liability of that Stockholder in respect of that Invatec Unindemnified Loss, when aggregated with the liability of all Stockholders in respect of the sum of (i) all Invatec Unindemnified Losses and (ii) all Invatec Indemnified Losses under SECTION 7.02, exceeds, and only to the extent the aggregate amount of all those Invatec Unindemnified Losses and Invatec Indemnified Losses does exceed, the Threshold Amount. With respect to General Claims, after there have occurred aggregate Invatec Unindemnified Losses and Invatec Indemnified Losses in the amount of the Threshold Amount, the Stockholders will be obligated to indemnify the Invatec Indemnified Parties from and against further such Invatec Unindemnified Losses and Invatec Indemnified Losses up to the Ceiling Amount. With respect to Environmental Claims, after there have occurred aggregate Invatec Unindemnified Losses and Invatec Indemnified Losses in the amount of the Threshold Amount, the Stockholders will be obligated to indemnify the Invatec Indemnified Parties from and against further such Invatec Unindemnified Losses and Invatec Indemnified Losses up to an aggregate amount of One Hundred Thousand and No/100 Dollars ($100,000.00)); thereafter, the Stockholders will not be obligated to indemnify the Invatec Indemnified Parties from and against any further such Invatec Unindemnified Losses and Invatec Indemnified Losses until there have occurred additional aggregate Invatec Unindemnified Losses and Invatec Indemnified Losses in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00), after which the Stockholders will once again be obligated to indemnify the Invatec Indemnified Parties from and against further such Invatec Unindemnified Losses and Invatec Indemnified Losses up to the Ceiling Amount. In no event shall (i) the aggregate liability of the Stockholders under this Agreement, including SECTION 7.02, exceed the Ceiling Amount or (ii) the aggregate liability of each Stockholder under this Agreement, including SECTION 7.02, exceed that Stockholder's Pro Rata Share of the Ceiling Amount. For purposes of determining the amount of Invatec Unindemnified Losses and Invatec Indemnified Losses, no effect will be given to any resulting Tax benefit to Invatec or any other Invatec Indemnified Party nor any insurance proceeds received by any Invatec Indemnified Party as compensation for any claim except to the extent of any insurance proceeds actually received by Invatec or the Surviving Company, and to the extent permitted by applicable law without impacting the insurance coverage of Invatec or the Surviving Company, their respective rights to such proceeds, or the subrogation rights of any insurer. If an Invatec Indemnified Party receives payment from a Stockholder hereunder with respect to a claim for which the Invatec Indemnified Party has or may have insurance, then the Invatec Indemnified Party shall assign to such Stockholder, without recourse, representation or warranty, any claims the Invatec Indemnified Party has under such insurance, and shall cooperate with such Stockholder, at such Stockholder's sole cost and expense, to the extent reasonably requested by such Stockholder in pursuing such claim.

            (vi) Article VI is hereby amended by adding a new Section 6.05, which shall provide as follows:

                  Section 6.05 CREDIT FOR YEARS OF SERVICE. For purposes of
            providing benefits to employees of the Company after the Effective Time, Invatec shall, to the extent permitted by applicable law, credit such employees for years of service at the Company prior to the Effective Time for purposes of eligibility and benefit amounts or privileges paid or provided.

            (vii) Section 7.02(a) is hereby amended by inserting at the end thereof prior to parenthetical definition of "Invatec Indemnified Loss" the following:

            or (iii) notwithstanding any provision to the contrary contained herein, or any disclosure or disclaimer set forth in the Disclosure Statement, or any analysis, data or information contained in any environmental investigations, studies, audits, reviews and other analyses conducted by or on behalf of Invatec or any Subsidiary of Invatec, any Environmental Claim, regardless of whether such Environmental Claim is a breach of any representation or warranty hereunder.

            (viii)Section 7.06(a) is hereby deleted in its entirety, and substituted therefore is the following:

                  Section 7.06 LIMITATIONS ON INDEMNIFICATION. (a)
            Notwithstanding the provisions of SECTION 7.02, no Stockholder shall be required to indemnify or hold harmless any of the Invatec Indemnified Parties on account of any Invatec Indemnified Loss under
            SECTION 7.02 unless the liability of the Stockholders in respect of that Invatec Indemnified Loss, when aggregated with the liability of all Stockholders in respect of the sum of (i) all Invatec Unindemnified Losses and (ii) all Invatec Indemnified Losses under
            SECTION 7.02, exceeds, and only to the extent the aggregate amount of all those Invatec Unindemnified Losses and Invatec Indemnified Losses does exceed, the Threshold Amount. With respect to General Claims, after there have occurred aggregate Invatec Unindemnified Losses and Invatec Indemnified Losses in the amount of the Threshold Amount, the Stockholders will be obligated to indemnify the Invatec Indemnified Parties from and against further such Invatec Unindemnified Losses and Invatec Indemnified Losses up to the Ceiling Amount. With respect to Environmental Claims, after there have occurred aggregate Invatec Unindemnified Losses and Invatec Indemnified Losses in the amount of the Threshold Amount, the Stockholders will be obligated to indemnify the Invatec Indemnified Parties from and against further such Invatec Unindemnified Losses and Invatec Indemnified Losses up to an aggregate amount of One Hundred Thousand and No/100 Dollars ($100,000.00); thereafter, the Stockholders will not be obligated to indemnify the Invatec Indemnified Parties from and against any further such Invatec Unindemnified Losses and Invatec Indemnified Losses until there have occurred additional aggregate Invatec Unindemnified Losses and Invatec Indemnified Losses in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00), after which the Stockholders will once again be obligated to indemnify the Invatec Indemnified Parties from and against further such Invatec Unindemnified Losses and Invatec Indemnified Losses up to the Ceiling Amount. In no event shall (i) the aggregate liability of the Stockholders under this Agreement, including SECTION 7.02, exceed the Ceiling Amount, or (ii) the aggregate liability of each Stockholder under this Agreement, including SECTION 7.02, exceed that Stockholder's Pro Rata Share of the Ceiling Amount. For purposes of determining the amount of Invatec Indemnified Losses, no effect will be given to any resulting Tax benefit to any Invatec Indemnified Party nor any insurance proceeds received by any Invatec Indemnified Party as compensation for any claim except to the extent of any insurance proceeds actually received by Invatec or the Surviving Company, and to the extent permitted by applicable law without impacting the insurance coverage of Invatec or the Surviving Company, their respective rights to such proceeds, or the subrogation rights of any insurer. If an Invatec Indemnified Party receives payment from a Stockholder hereunder with respect to a claim for which the Invatec Indemnified Party has or may have insurance, then the Invatec Indemnified Party shall assign to such Stockholder, without recourse, representation or warranty, any claims the Invatec Indemnified Party has under such insurance, and shall cooperate with such Stockholder, at such Stockholder's sole cost and expense, to the extent reasonably requested by such Stockholder in pursuing such claim.

            (ix) Section 10.07 is hereby amended by (A) deleting therefrom all references to "Southern District of Texas, Houston Division" and substituting therefor the phrase "Southern District of Texas, Corpus Christi Division" and (B) deleting therefrom all remaining references to"Texas, County of Harris" and substituting therefor references to "Nueces County, Texas."

            PARAGRAPH 9. POST-CLOSING ADJUSTMENT TO PURCHASE PRICE. Within ninety (90) days after the Closing Date, Invatec shall deliver to the Stockholders an unaudited balance sheet of the Company, prepared as of the Closing Date (the "Post-Closing Financial Statements"). These Post-Closing Financial Statements shall become final and binding on the Parties on the 15th day following receipt thereof by the Stockholder unless a Stockholder furnishes written notice of his disagreement ("Notice of Disagreement") to Invatec prior to such date. Any Notice of Disagreement shall specify in detail the nature of any disagreement so asserted. If a Notice of Disagreement is sent by a Stockholder to Invatec in accordance with this PARAGRAPH 5, then the Post-Closing Financial Statements shall become final and binding upon the Parties on the earlier to occur of: (i) the date the Parties resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement, or (ii) the date any disputed matters are finally resolved in writing by the

Accounting Firm. During the 10-day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. If, at the end of such 10-day period (or such longer period of time as the Parties may agree upon in writing), the Parties have not reached agreement on such matters, the matters which remain in dispute, together with copies of this Agreement, the Post-Closing Financial Statements, and the Notice of Disagreement, shall be submitted, within five (5) days following the expiration of such 10-day period (or any agreed upon extension thereof), to the Accounting Firm for review and resolution. In connection with such submission, Invatec and each Stockholder shall promptly execute any waivers, releases, indemnification agreements or fee agreements requested by the Accounting Firm. All proceedings conducted by the Accounting Firm shall be conducted at the offices of the Accounting Firm in Houston, Texas. The Accounting Firm shall render a decision resolving the matters in dispute as soon as practicable following the date of the submission to the Accounting Firm. The cost of any proceeding (including the fees of the Accounting Firm but excluding the fees and disbursements of each Party's independent auditors and counsel) pursuant to this PARAGRAPH 5 shall be borne one-half by Invatec and one-half, jointly and severally, by the Stockholders. The fees and disbursements of Stockholders' independent auditors and counsel incurred in connection with this PARAGRAPH 5 shall be borne, jointly and severally, by Stockholders, and the fees and disbursements of Invatec's independent auditors and counsel incurred in connection with this PARAGRAPH 5 shall be borne by Invatec. The final determination as described in any of the procedures set forth hereinabove shall constitute the "Final Post-Closing Financial Statements." Stockholders hereby agree, jointly and severally, to deliver to Invatec within ten (10) business days of delivery of the Final Post-Closing Financial Statements to Invatec and to Stockholders, an aggregate amount equal to the amount, if any, by which One Million Two Hundred Seventeen Thousand Dollars ($1,217,000) exceeds the Working Capital, as set forth in the Final Post-Closing Financial Statements, it being hereby agreed that up to one-half (1/2) of the amount paid to Invatec by each Stockholder may be paid in shares of Invatec Common Stock (valued at the Agreed Closing Value of Invatec Stock). Conversely, Invatec hereby agrees to deliver to each Stockholder, within ten (10) business days of delivery of the Final Post-Closing Financial Statements to Invatec and to Stockholders, such Stockholder's Pro Rata Share of the amount, if any, by which the Working Capital, as set forth in the Final Post-Closing Financial Statements, exceeds One Million Two Hundred Seventeen Thousand Dollars ($1,217,000), it being hereby agreed that at least one-half (1/2) of the amount paid to each Stockholders shall be paid in shares of Invatec Common Stock (valued at the Agreed Closing Value of Invatec Stock). The Final Post-Closing Financial Statements shall also set forth the amount of Indebtedness of the Company as of the Effective Time, and the amount of cash delivered pursuant to SUBPARAGRAPH 2(A)(IV) hereof shall be decreased by the amount of any Indebtedness other than the Indebtedness to Stockholders described in SCHEDULE II. Payment of the appropriate amount shall be made simultaneously with the payment based on Working Capital Adjustment described above. Determinations hereunder shall be consistent with the methodology reflected in SCHEDULES I and II.

      PARAGRAPH 10. POST-CLOSING ADJUSTMENT OF VALUE OF INVATEC COMMON STOCK. Notwithstanding the foregoing or any provision hereof to the contrary, if the Current Market Price as of the Subsequent Measurement Date is less than the Agreed Closing Value of Invatec Stock, then Invatec will pay each Stockholder for each share of Invatec Common Stock issued to such Stockholder in the Acquisition (after giving effect to any adjustment pursuant to PARAGRAPH 5) and still owned by such Stockholder as of the Subsequent Measurement Date, the amount by which the Agreed Closing Value of Invatec Stock exceeds the greater of
(a) the Current Market Price as of the Subsequent Measurement Date or (b) the Current Market Price as of the Closing Date. The Parties acknowledge and agree that the foregoing calculation cannot result in a payment to Stockholders greater than $2.687 per share of Invatec Common Stock. At least one-half (1/2) of the payment, if any, to be made by Invatec pursuant to this PARAGRAPH 6, shall be made by Invatec issuing to each Stockholder Invatec Common Stock at a per share price equal to the Current Market Price as of the Subsequent Measurement Date. The Parties acknowledge and agree that no payment shall be due from Invatec with respect to any shares of Invatec Common Stock sold prior to the expiration of one year from the date hereof.

      PARAGRAPH 11. OFFSET. To the extent permitted by applicable law, and subject to the limits on Damage Claims and on indemnification claims in SECTION
6.04 and SECTION 7.06 of the Uniform Provisions, all amounts due and owing to a Stockholder under this Agreement shall be subject to offset by Invatec to the extent of any damages incurred as a result of any Stockholder's breach of this Agreement or any document, instrument, or agreement executed by any Stockholder in connection herewith, commencing on the tenth (10th) day after Invatec sends written notice to the Stockholders of the alleged breach, unless Stockholders cure same within such 10-day period. Each Stockholder hereby acknowledges and agrees that but for the right of offset contained in this PARAGRAPH 7, Invatec would not have entered into this Agreement or any of the transactions contemplated herein.

      PARAGRAPH 12.  SECURITIES LAWS.

      (A) EACH STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES CONCERNING SECURITIES. As of the date hereof, each Stockholder hereby makes the following representations and warranties to and for the benefit of Invatec: (i) that such Stockholder has been provided with copies of Invatec's Prospectus dated June 10, 1998, as supplemented (the "Prospectus"), and has been provided as much time and opportunity as he deemed appropriate to review and study such materials, and to consult with Invatec regarding the merits and risks of the transactions contemplated by this Agreement; (ii) that such Stockholder has had adequate opportunity to ask questions of and receive answers from the officers of Invatec pertaining to the purchase of the Invatec Common Stock pursuant to this Agreement, and (iii) all such questions have been answered to the satisfaction of such Stockholder.

      (B) TRANSFER RESTRICTIONS. Mr. Gore hereby agrees that except for transfers to immediate family members who agree to be bound by the restrictions set forth in this PARAGRAPH 8(B) (or trusts for the benefit of a Stockholder or family members, or trusts in which a Stockholder is both the grantor and the beneficiary, the trustees of which so agree), for a period of twelve (12) months from the Closing Date, Mr. Gore will not sell, assign, exchange, transfer, appoint, or otherwise dispose of the shares of Invatec Common Stock received by Mr. Gore pursuant to this Agreement. The certificates evidencing the Invatec Common Stock delivered to Mr. Gore pursuant to this Agreement will bear a legend substantially in the form set forth below and containing such other information as Invatec may deem necessary or appropriate:

      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF WITHOUT THE WRITTEN CONSENT OF INVATEC, AND INVATEC SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE EXPIRATION OF TWELVE (12) MONTHS FROM THE DATE OF THIS CERTIFICATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, INVATEC AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

Invatec represents and warrants to Mr. Collier that the shares of Invatec Common Stock delivered to Mr. Collier in payment of the Acquisition Consideration will be fully registered stock with the SEC, freely transferable by Mr. Collier at any time without limitation, except as otherwise restricted under Rule 145 promulgated under the Securities Act and other applicable securities laws.

      PARAGRAPH 13. MULTIPLE COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument. For purposes of the Agreement and all documents, instruments and agreements executed in connection herewith, facsimile signatures shall be deemed to be original signatures. In addition, if any Party executes facsimile copies of this Agreement or any documents , instruments of agreements executed in connection herewith, such copies shall be deemed originals.

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                    INVATEC:

                                    INNOVATIVE VALVE TECHNOLOGIES, INC.

                                    By: _______________________________________
                                    John L. King, Vice President

                                    INVATEC SUB:

                                    COLLIER ACQUISITION, INC.

                                    By: _______________________________________
                                    John L. King, Vice President

                                    STOCKHOLDERS:

                                    ___________________________________

                                    ROBERT T. COLLIER, JR.

                                    ___________________________________
                                    FRANK H. GORE

                                    THE COMPANY:

                                    COLLIER EQUIPMENT CORPORATION

                                     By:_____________________________
                                     Robert T. Collier, Jr.,  President

            The undersigned, the spouses of each of Mr. Collier and Mr. Gore, are fully aware of, understand, and fully consent and agree to the provisions of this Merger Agreement, and its binding effect upon any community or other property interests that they may own in the Company Capital Stock (or alternatively, in order to confirm that they have no right, title or interest, legal or beneficial, in the shares of Company Capital Stock standing in the names of Mr. Collier and Mr. Gore), and their awareness, understanding, consent and agreement are evidenced by their execution hereof.


                                        _______________________________
                                        NAME:_________________________,
                                        SPOUSE OF ROBERT T. COLLIER, JR.

                                        _______________________________
                                        NAME:_________________________,
                                        SPOUSE OF FRANK H. GORE


Schedule I - Working Capital
Schedule II - Transaction Economics
Schedule 3.04 - Capital Stock of Invatec
Schedule 3.05 - Subsidiaries of Invatec

Exhibit A - Initial Financial Statements